EXHIBIT 99.1

HealthTronics, Inc. Announces Third Quarter Results Earnings Grow Significantly Over Third Quarter of 2007

AUSTIN, Texas, November 6, 2008 (BUSINESS WIRE) -- HealthTronics, Inc. (NASDAQ:HTRN), a leading provider of Urology services and products, today announced its financial results for the third quarter ended September 30, 2008.

Third Quarter 2008

Revenue from continuing operations for the third quarter 2008 totaled $44.8 million, up from $36 million in the third quarter of 2007. The Company's net income from continuing operations for the third quarter of 2008, in accordance with generally accepted accounting principles ("GAAP"), totaled $1.3 million or $0.04 per diluted share, which compares to $610,000 or $0.02 per diluted share in the third quarter of 2007. The Company's non-GAAP net income, which excludes non-cash stock-based compensation expense, for the third quarter 2008 totaled $0.04 per diluted share as compared to $0.02 per diluted share for the third quarter of 2007. Also during the quarter, the IRS completed their examinations of certain legacy HealthTronics federal income tax returns which we had amended. As a result of these examinations, we received refunds which included approximately $700,000 of interest income. Without this one time interest income, our earnings would have been $0.03 per diluted share.

The Company's adjusted EBITDA from continuing operations for the third quarter 2008 was $6.2 million, which compares to $4.4 million in the third quarter of 2007, an increase of 43 percent. The increase was due primarily to revenue growth from the Urology Services division, generated by our Advanced Medical Partners, Inc., “AMPI”, acquisition in April 2008, and cost reductions implemented during the past year.

Urology Services

Urology Services division revenue for the third quarter of 2008 was $39.1 million, up 24 percent from the $31.6 million recorded in the third quarter of 2007. Urology Services division growth was driven in part by the acquisition of AMPI. Same store partnership revenue in the third quarter 2008 was consistent with the third quarter 2007. Divisional adjusted EBITDA was $5.4 million compared to $5 million in the third quarter of 2007.

Medical Products

Medical Products division revenue for the third quarter of 2008 was $5.6 million, up 35 percent from the $4.2 million recorded in the third quarter of 2007. The ClariPath pathology laboratory's revenue increased 60 percent and service maintenance gross revenue, before intercompany eliminations, grew 22 percent from the third quarter of 2007. Manufacturing revenue decreased compared to the third quarter of 2007 due to a lower number of devices sold in the third quarter of 2008. Divisional adjusted EBITDA was $1.6 million in the third quarter of 2008, which compared to $585,000 in the third quarter of 2007. Medical Products division earnings growth resulted from revenue increases at our ClariPath pathology laboratory, improved performance in our service and maintenance business, and cost reductions implemented during the past 12 months.

Business Outlook

James Whittenburg, President and Chief Executive Officer, commented, "The third quarter’s results were strong as anticipated. We continue to experience solid growth, particularly in pathology services, urology services, and medical products. These areas, along with success in our acquisitions strategy, helped contribute to our positive results.”

Board Restructuring

During the past month, the Board of Directors initiated a restructuring of its composition to more competitively position the Board’s size and related costs in relation to its peers. As a result, Kevin A. Richardson II, Perry M. Waughtal and Mark G. Yudof have voluntarily resigned as Directors. None of the resignations was the result of any disagreement with the Company, Management or other Board members on any matter.

Mr. Richardson commented, “I have enjoyed serving on HealthTronics’ Board since March 2006. I joined the Board to help facilitate changes in management and strategy that Prides Capital felt were important to shareholders. I am pleased with HealthTronics’ progress and achievements and firmly support the current management team and direction of the Company. As a result, I do not believe my continued participation as a director is needed and believe my resignation in order to help facilitate a reduction in board size is helpful. Prides Capital remains one of HealthTronics’ largest shareholders and, in that capacity, will continue to share its thoughts with and provide assistance to HealthTronics.”

Mr. Whittenburg commented, “Kevin, Perry and Mark have each provided strong leadership as directors and will be missed. This restructuring will reduce our number of directors from nine to six, with four independent directors. The Company extends it sincerest gratitude and best wishes to Kevin, Perry and Mark.”

Conference Call and Webcast:

Management of HealthTronics will host a conference call the afternoon of Thursday, November 6, 2008 at 5:00 pm EST. Interested parties may participate in the call by dialing 1-888-587-0613 (International callers dial 1-719-325-2237) and ask for the "HealthTronics Q3 2008 Earnings Call" (confirmation code: 4117466). Please call in 10 minutes before the call is scheduled to begin. The conference call will also be webcast live via the Investors section of HealthTronics' web site at www.healthtronics.com. To listen to the live webcast, go to the web site at least 10 minutes early to register, download and install any necessary audio software. If you are unable to listen live, the conference call will be archived on the HealthTronics web site.

About HealthTronics, Inc.

HealthTronics is a premier urology company providing an exclusive suite of healthcare services and technology including urologist partnership opportunities, surgical and capital equipment, maintenance services offerings, and anatomical pathology services. For more information, visit www.healthtronics.com.

HealthTronics' use of Non-GAAP Financial Measures:

This press release includes financial measures for net income (loss), net income (loss) from continuing operations, and related per share amounts that exclude certain charges and therefore have not been calculated in accordance with U.S. generally accepted accounting principles (GAAP). These non-GAAP financial measures may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. By excluding certain charges, these non-GAAP financial measures facilitate management's internal comparisons to the Company's historical operating results, to competitors' operating results, and to estimates made by securities analysts. Management uses these non-GAAP financial measures internally to evaluate its performance. The Company believes these non-GAAP financial measures are useful to decision-making. In addition, the Company has historically reported similar non-GAAP financial measures to its investors and believes that the inclusion of comparative numbers provides consistency in its financial reporting. Investors are encouraged to review the reconciliation of the non-GAAP financial measures used in this press release to their most directly comparable GAAP financial measure as provided in the financial statements attached to this press release.

EBITDA and Adjusted EBITDA: HealthTronics has presented EBITDA and Adjusted EBITDA amounts, which are non-GAAP financial measures. In the SEC filings, HealthTronics has reconciled such amounts to their most directly comparable financial measure calculated in accordance with GAAP, which is HealthTronics' net income. HealthTronics believes that its presentations of EBITDA and Adjusted EBITDA are important supplemental measures of operating performance to its investors.

Earnings before interest, taxes, depreciation and amortization ("EBITDA") is a commonly used measure of performance which HealthTronics believes, when considered with measures calculated in accordance with GAAP, gives investors a more complete understanding of HealthTronics' operating results before the impact of investing and financing transactions and income taxes. HealthTronics does not subtract minority interest expense when calculating EBITDA; however, HealthTronics does adjust for minority interest expense and refers to this measure as "Adjusted EBITDA". Minority interest is a GAAP measure intended to reflect our partner's share of our consolidated net income and not our partner's share of our consolidated EBITDA. For example, calculation of minority interest expense does not include adjustments for depreciation, amortization, taxes or interest. As a result, our partners' share of consolidated EBITDA may not, in a given reporting period, equal the deduction for minority interest expense used in arriving at Adjusted EBITDA. HealthTronics has historically reported Adjusted EBITDA to its investors and believes that the continued inclusion of Adjusted EBITDA provides consistency in its financial reporting. Adjusted EBITDA is among the more significant factors in management's internal evaluation of total company performance. Adjusted EBITDA is also widely used by HealthTronics management in the annual budgeting process. HealthTronics believes these measures continue to be used by investors and creditors in their assessment of HealthTronics' operational performance and the valuation of the company.

EBITDA and Adjusted EBITDA are used in addition to and in conjunction with results presented in accordance with GAAP. EBITDA and Adjusted EBITDA should not be considered as an alternative to net income, operating income, a liquidity measure, or any other operating performance measure prescribed by GAAP, nor should these measures be relied upon to the exclusion of GAAP financial measures. EBITDA and Adjusted EBITDA reflect additional ways of viewing HealthTronics' operations that HealthTronics believes, when viewed with its GAAP results and the reconciliations to the corresponding GAAP financial measures provide a more complete understanding of factors and trends affecting HealthTronics' business than could be obtained absent this disclosure.

Cautionary Language: Statements by the Company's management made in this press release that are not strictly historical, including statements regarding plans, objective and future financial performance, are "forward-looking" statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although HealthTronics believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that the expectations will prove to be correct. Factors that could cause actual results to differ materially from HealthTronics' expectations include, among others, the existence of demand for and acceptance of HealthTronics' services, regulatory approvals, economic conditions, the impact of competition and pricing, financing efforts and other factors described from time to time in HealthTronics' periodic filings with the Securities and Exchange Commission.

HealthTronics, Inc.
Richard A. Rusk, 512-314-4508
Interim Chief Financial Officer
www.healthtronics.com

Healthtronics, Inc. and Subsidiaries Condensed Consolidated Statements of Income (Unaudited)

($ in thousands, except per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Revenue:
Urology Services	$39,135	$31,625	$106,550	$90,846
Medical Products	5,636	4,176	14,467	13,002
Other	--	154	288	421
Total revenue	44,771	35,955	121,305	104,269
Cost of services and general and administrative expenses:
Urology Services	16,899	13,160	47,289	40,126
Medical Products	3,055	2,834	6,968	8,077
Selling, general & administrative	4,600	4,052	14,186	12,959
Depreciation and amortization	3,073	2,747	8,770	8,339
	27,627	22,793	77,213	69,501
Operating income	17,144	13,162	44,092	34,768
Other income (expenses):
Interest and dividends	806	247	1,098	835
Interest expense	(182)	(196)	(591)	(644)
	624	51	507	191
Income from continuing operations before provision
for income taxes and minority interest	17,768	13,213	44,599	34,959
Minority interest in consolidated income	15,552	12,214	40,380	32,998
Provision for income taxes	889	389	1,730	956
Income from continuing operations	1,327	610	2,489	1,005
Gain (loss) from discontinued operations, net of tax	--	135	--	(111)
Net income	$1,327	$745	$2,489	$894
Basic earnings per share:
Income from continuing operations	$0.04	$0.02	$0.07	$0.03
Gain (loss) from discontinued operations	--	--	--	--
Net income	$0.04	$0.02	$0.07	$0.03
Weighted average shares outstanding	37,503	35,425	36,666	35,419
Diluted earnings per share:
Income from continuing operations	$0.04	$0.02	$0.07	$0.03
Gain (loss) from discontinued operations	--	--	--	--
Net income	$0.04	$0.02	$0.07	$0.03
Weighted average shares outstanding	37,604	35,425	36,734	35,423

HealthTronics, Inc. and Subsidiaries Condensed Consolidated Balance Sheets (Unaudited)

($ in thousands)	September 30, 2008	December 31, 2007
ASSETS
Total current assets	$77,078	$74,214
Property and equipment, net	31,232	33,019
Goodwill	234,796	217,505
Other assets	10,614	11,318
	$353,720	$336,056
LIABILITIES
Total current liabilities	$16,295	$17,692
Long-term debt, net of current portion	9,308	4,194
Other long-term liabilities	29,964	30,099
Total liabilities	55,567	51,985
Minority interest	44,249	41,653
Total stockholders' equity	253,904	242,418
	$353,720	$336,056

For the Periods Ended September 30, 2008 and 2007 Unaudited In thousands, except per share data

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Summary of Results from Operations
Revenues	$44,771	$35,955	$121,305	$104,269
EBITDA(a)	$21,782	$16,583	$56,590	$45,120
Adjusted EBITDA(a)	$6,230	$4,369	$16,210	$12,122
Net Income from Continuing Operations	$1,327	$610	$2,489	$1,005
Net Income	$1,327	$745	$2,489	$894
EPS from Continuing Operations	$0.04	$0.02	$0.07	$0.03
EPS	$0.04	$0.02	$0.07	$0.03
Number of Shares	37,604	35,425	36,734	35,423
Segment Information
Revenues:
Urology Services	$39,135	$31,625	$106,550	$90,846
Medical Products	$5,636	$4,176	$14,467	$13,002
Adjusted EBITDA(a):
Urology Services	$5,428	$4,980	$15,039	$13,944
Medical Products	$1,588	$585	$5,088	$1,722
Other Information:
Cashflow from Operations	$17,191	$18,466	$51,305	$45,564
Net Draws (Payments) on Senior Credit Facility	$6,000	$--	$6,000	$--
Net Debt	$(6,322)	$(13,589)	$(6,322)	$(13,589)

(a) See accompanying reconciliation of EBITDA and Adjusted EBITDA

HealthTronics, Inc. and Subsidiaries
Non-GAAP Financial Measures
Reconciliation of EBITDA and Adjusted EBITDA
Continuing Operations
For the Periods Ended September 30, 2008 and 2007
Unaudited
In thousands

	Three Months Ended September 30,		Nine Months Ended September 30,
Consolidated	2008	2007	2008	2007
Income from Continuing Operations	$1,327	$610	$2,489	$1,005
Add Back(deduct):
Provision for income taxes	889	389	1,730	956
Interest expense	182	196	591	644
Depreciation and amortization	3,073	2,747	8,770	8,339
Restructuring costs	198	400	160	400
Stockbased compensation costs	561	27	2,470	778
Adjusted EBITDA	6,230	4,369	16,210	12,122
Add Back:
Minority interest expense	15,552	12,214	40,380	32,998
EBITDA	$21,782	$16,583	$56,590	$45,120
Urology Services Segment
Revenues	$39,135	$31,625	$106,550	$90,846
Expenses:
Cost of Services	(18,191)	(14,536)	(51,322)	(44,214)
Other Income (Expenses)	55	118	239	352
EBITDA	20,999	17,207	55,467	46,984
Minority interest expense	(15,571)	(12,227)	(40,428)	(33,040)
Adjusted EBITDA	$5,428	$4,980	$15,039	$13,944
Medical Products Segment
Revenues	$5,636	$4,176	$14,467	$13,002
Expenses:
Cost of Services	(4,076)	(3,612)	(9,460)	(11,349)
Other Income (Expenses)	10	7	34	27
EBITDA	1,570	571	5,041	1,680
Minority interest expense	18	14	47	42
Adjusted EBITDA	$1,588	$585	$5,088	$1,722